Exhibit 9.1

EXECUTION VERSION

VOTING AND EXCHANGE TRUST AGREEMENT

THIS VOTING AND EXCHANGE TRUST AGREEMENT made as of July ___, 2020 among Akerna Corp., a corporation existing under the laws of the State of Delaware (“Akerna”), Akerna Canada Holdings Inc., a corporation existing under the laws of the Province of Ontario (“Callco”), Akerna Canada Ample Exchange Inc., a corporation existing under the laws of the Province of Ontario (“Exchangeco”), and Odyssey Trust Company (the “Trustee”).

RECITALS:

A.	In connection with an arrangement agreement, as amended by amending agreements dated February 28, 2020, May 26, 2020 and June 1, 2020 (collectively, the “Arrangement Agreement”) dated December 18, 2019 among Akerna, Exchangeco and Ample Organics Inc. (“Ample”), Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares and Class A Preferred Shares of Ample pursuant to an arrangement under the Business Corporations Act (Ontario) on the terms and conditions set out in the Plan of Arrangement (as defined in the Arrangement Agreement).

B.	Pursuant to the Arrangement Agreement, Akerna, Callco and Exchangeco are required to enter into a voting and exchange trust agreement (the “Agreement”) substantially in the form of this Agreement.

C.	These recitals and any statements of fact in this Agreement are made by Akerna, Callco and Exchangeco and not by the Trustee.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco and the following terms shall have the following meanings:

“1933 Act” has the meaning ascribed thereto in Section 5.10;

“Agreement” has the meaning ascribed thereto in Recital B;

“Akerna” has the meaning ascribed thereto in the introductory paragraph;

“Akerna Consent” has the meaning ascribed thereto in Section 4.2;

“Akerna Meeting” has the meaning ascribed thereto in Section 4.2;

“Akerna Successor” has the meaning ascribed thereto in Section 10.1(a);

“Ample” has the meaning ascribed thereto in the introductory paragraph;

“Arrangement Agreement” has the meaning ascribed thereto in Recital A;

“Automatic Exchange Right” has the meaning ascribed thereto in Section 5.12(2);

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Akerna and its affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2;

“Callco” has the meaning ascribed thereto in the introductory paragraph;

“Change of Law Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Equivalent Vote Amount” means, with respect to any matter, proposition, proposal or question on which holders of Akerna Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Akerna Share is entitled with respect to such matter, proposition or question;

“Escrow Agreement” means the escrow agreement substantially in the form of Schedule D of the Arrangement Agreement;

“Exchange Right” has the meaning ascribed thereto in Section 5.1;

“Exchangeable Shares” has the meaning ascribed thereto in Recital A, such Exchangeable Shares issuable in certificated form, or uncertificated form evidenced by Direct Registration System notifications issued by the Trustee;

“Exchangeco” has the meaning ascribed thereto in the introductory paragraph;

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1;

“Insolvency Event” means: (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it; (ii) the filing by Exchangeco of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by Exchangeco to contest in good faith any such proceedings commenced in respect of Exchangeco within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver; (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due; or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions specified in a retraction request delivered to Exchangeco in accordance with Section 6 of the Exchangeable Share Provisions;

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(1)(a);

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.12(2);

“List” has the meaning ascribed thereto in Section 4.6;

“Officer’s Certificate” means, with respect to Akerna, Callco or Exchangeco, a certificate signed by any one of the respective directors or officers of Akerna, Callco or Exchangeco;

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c);

“Other Shares” has the meaning ascribed thereto in Section 10.4(c);

“Privacy Laws” has the meaning ascribed thereto in Section 6.18;

“Put Right” has the meaning ascribed thereto in Section 5.1(1).

“Registration Statement” has the meaning ascribed thereto in Section 5.10;

“Retracted Shares” has the meaning ascribed thereto in Section 5.7;

“Special Voting Share” means the special voting share in the capital of Akerna, issued by Akerna to and deposited with the Trustee, which, at any time, entitles the holder of record to that number of votes at meetings of holders of Akerna Shares equal to the number of Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by Akerna and its affiliates);

“Support Agreement” means the support agreement dated the date hereof between Akerna, Callco and Exchangeco, substantially in the form of Schedule E to the Arrangement Agreement;

“Trust” means the trust created by this Agreement under the laws of the Province of Ontario;

“Trust Estate” means the Special Voting Share, any other securities, the Exchange Right, the Put Right, the Automatic Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trustee” has the meaning ascribed thereto in the introductory paragraph; and

“Voting Rights” means the voting rights attached to the Special Voting Share.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number, Gender, etc.

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

Article 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. Akerna, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The Trustee shall hold the Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Exchange Right, the Put Right and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

Article 3
SPECIAL VOTING SHARE

3.1	Issue and Ownership of the Special Voting Share

Immediately following execution and delivery of this Agreement, Akerna shall issue to and deposit with the Trustee the Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Akerna hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Beneficiaries, of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the Special Voting Share by Akerna to the Trustee. During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Share; provided, however, that:

(a)	the Trustee shall hold the Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, the Trustee shall have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Share and the Special Voting Share shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Share) other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary of such shares of his, her or its right to instruct the Trustee with respect to the exercise of that portion of the Voting Rights which corresponds to the number of Exchangeable Shares held by each such Beneficiary.

3.3	Safe Keeping of Certificate

The certificate representing the Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

Article 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy the Special Voting Share, on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Akerna at an Akerna Meeting or in connection with an Akerna Consent. The Voting Rights shall be and remain vested in and exercisable by the Trustee on behalf of the Beneficiaries as provided in this Agreement. Subject to Section 6.15:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Akerna or by applicable law for such Akerna Meeting or Akerna Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights in respect of which such Beneficiary is entitled to instruct the Trustee, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b) above, under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights which is greater than the number of Exchangeable Shares outstanding at the relevant time.

4.2	Number of Votes

With respect to all meetings of shareholders of Akerna at which holders of Akerna Shares are entitled to vote (each, an “Akerna Meeting”) and with respect to all written consents sought by Akerna from holders of Akerna Shares (each, an “Akerna Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by Akerna or by applicable law for such Akerna Meeting or Akerna Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Akerna Meeting or consented to in connection with such Akerna Consent.

4.3	Mailings to Shareholders

(1)	With respect to each Akerna Meeting or Akerna Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Akerna utilizes in communications to holders of Akerna Shares, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner of communications and provided that such manner of communications is reasonably available to the Trustee) to each Beneficiary named in the applicable List on the same day as the mailing (or other communication) with respect thereto is commenced by Akerna to its shareholders:

(a)	a copy of such mailing, together with any related materials, including, without limitation, any proxy circular or information statement or listing particulars, to be provided to shareholders of Akerna;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Akerna Meeting or Akerna Consent or, pursuant to Section 4.7, to attend such Akerna Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give: (A) a proxy to such Beneficiary or his, her or its designee to exercise personally such holder’s Beneficiary Votes; or (B) a proxy to a designated agent or other representative of Akerna to exercise such holder’s Beneficiary Votes;

(d)	a statement that if no such instructions are received from such Beneficiary, the Beneficiary Votes to which the Beneficiary is entitled will not be exercised;

(e)	a form of direction such Beneficiary may use to direct and instruct the Trustee as contemplated herein; and

(f)	a statement of: (A) the time and date by which such instructions must be received by the Trustee in order for such instructions to be binding upon the Trustee, which in the case of an Akerna Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which Akerna has required proxies to be deposited for such meeting; and (B) of the method for revoking or amending such instructions.

(2)	The materials referred to in this Section 4.3 shall be provided to the Trustee by Akerna, and the materials referred to in Sections 4.3(1)(b), 4.3(1)(c), 4.3(1)(d), 4.3(1)(e) and 4.3(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, Akerna shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Akerna Shares. Akerna agrees not to communicate with holders of Akerna Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Akerna may, at its option, exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as, in each case, Akerna delivers a certificate to the Trustee stating that Akerna has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

(3)	For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any Akerna Meeting or Akerna Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Akerna or by applicable law for purposes of determining shareholders entitled to vote at such Akerna Meeting or in respect of such Akerna Consent. Akerna shall notify the Trustee of any decision of the board of directors of Akerna with respect to the calling of any Akerna Meeting or any Akerna Consent and shall provide all necessary information and materials to the Trustee in each case promptly and, in any event, in sufficient time to enable the Trustee to perform the obligations of the Trustee set forth in this Section 4.3.

4.4	Copies of Shareholder Information

Akerna shall deliver to the Trustee copies of all proxy materials (including, without limitation, notices of Akerna Meetings but excluding proxies to vote Akerna Shares), information statements, reports (including, without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Akerna from time to time to holders of Akerna Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Akerna Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Akerna, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Akerna) received by the Trustee from Akerna contemporaneously with the sending of such materials to holders of Akerna Shares. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in Calgary, Alberta all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Special Voting Share and made available by Akerna generally to the holders of Akerna Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Akerna.

Notwithstanding the foregoing, Akerna may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.4 so long as, in each case, Akerna delivers a certificate to the Trustee stating that Akerna has undertaken to perform the obligations of the Trustee set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Akerna or shareholders of Akerna (if such receipt is known by Akerna) of any material sent or given by or on behalf of a third party to holders of Akerna Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Akerna shall obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of Akerna, copies of all such materials received by the Trustee from Akerna. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office in Calgary, Alberta copies of all such materials. Notwithstanding the foregoing, Akerna may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.5 so long as, in each case, Akerna delivers a certificate to the Trustee stating that Akerna has undertaken to perform the obligations of the Trustee set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

Exchangeco shall: (a) prior to each annual or other Akerna Meeting or the seeking of any Akerna Consent; and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an Akerna Meeting or Akerna Consent, at the close of business on the record date established by Akerna or pursuant to applicable law for determining the holders of Akerna Shares entitled to receive notice of and/or to vote at such Akerna Meeting or to give consent in connection with an Akerna Consent. Each such List shall be delivered to the Trustee promptly after receipt by Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and, in any event, within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Akerna agrees to give Exchangeco notice (with a copy to the Trustee) of the calling of any Akerna Meeting or the seeking of any Akerna Consent, together with the record date therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent, so as to enable Exchangeco to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any Akerna Meeting or Akerna Consent shall be entitled to: (a) instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; (b) attend such meeting and personally exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled; or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled except, in each case, to the extent that such Beneficiary has transferred the ownership of any Exchangeable Shares in respect of which such Beneficiary is entitled to Beneficiary Votes after the close of business on the record date for such meeting or seeking of consent.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)	In connection with each Akerna Meeting and Akerna Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(2); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(2)	To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend an Akerna Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question, proposal or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Akerna utilizes in communications to holders of Akerna Shares subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar. In connection with each such distribution, Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense, a current List, and upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement. Exchangeco’s obligations under this Section 4.9 shall be deemed satisfied to the extent Akerna exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Exchangeco provides the required information and materials to Akerna.

4.10	Termination of Voting Rights

Except as otherwise provided in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of each Exchangeable Share held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall lapse and be deemed to be surrendered by the Beneficiary to Akerna or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon:

(a)	the surrender of the Exchangeable Shares to Akerna for cancellation pursuant to the Escrow Agreement;

(b)	the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the Put Right;

(c)	the occurrence of the automatic exchange of the Exchangeable Shares for Akerna Shares, as specified in Article 5 (unless Akerna shall not have delivered the requisite Akerna Shares deliverable in exchange therefor to the Trustee pending delivery to the Beneficiaries);

(d)	the retraction or redemption of the Exchangeable Shares pursuant to Section 6 or 7 of the Exchangeable Share Provisions;

(e)	the effective date of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions; or

(f)	upon the purchase of the Exchangeable Shares from the holder thereof by Akerna or Callco, as the case may be, pursuant to the exercise by Akerna or Callco of the Liquidation Call Right, the Redemption Call Right, the Change of Law Call Right or the Retraction Call Right (unless, in any case, Akerna or Callco, as the case may be, shall not have delivered the requisite consideration deliverable in exchange therefor).

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee or Exchangeco shall be entitled to require any Beneficiary or any person whom the Trustee or Exchangeco, as the case may be, knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to: (a) confirm that fact; or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of Exchangeco) under Section 5.2 of National Instrument 62-104 – Take-Over Bids and Issuer Bids or as would be required under the articles of Akerna or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were Akerna Shares. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of Akerna may take any action permitted under the articles or by-laws of Akerna or any laws or regulations, or pursuant to the rules or regulations of any regulatory agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary as if, and only to that the extent that, the Exchangeable Shares were Akerna Shares.

Article 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right, Automatic Exchange Right and Put Right

(1)	Akerna and, in the case of the Exchange Right and Put Right, Callco hereby grant to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries: (i) the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Akerna or Callco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement; (ii) the Automatic Exchange Right; and (iii) at any other time on not less than fifteen (15) days’ written notice by the Trustee requiring Callco or Akerna to purchase from any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement (the “Put Right”). Each of Akerna and Callco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right, the Automatic Exchange Right and the Put Right by Akerna or Callco, as the case may be, to the Trustee.

(2)	During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right, the Put Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right, the Automatic Exchange Right and the Put Right, provided that the Trustee shall:

(a)	hold the Exchange Right, the Automatic Exchange Right, the Put Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, the Automatic Exchange Right or the Put Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

Exchangeco shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary in respect of the Exchangeable Shares represented by such certificate of: (a) his, her or its right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by such Beneficiary; (b) the Automatic Exchange Right; and (c) his, her or its right to instruct the Trustee with respect to the exercise of the Put Right in respect of the Exchangeable Shares held by such Beneficiary;

5.3	General Exercise of Exchange Right

The Exchange Right and the Put Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right and the Put Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from any Beneficiary with respect to the Exchange Right or the Put Right, the Trustee shall not exercise or permit the exercise of the Exchange Right or the Put Right.

5.4	Purchase Price

The purchase price payable by Akerna or Callco, as the case may be, for each Exchangeable Share to be purchased by Akerna or Callco, as the case may be, pursuant to the exercise of the Exchange Right or the Put Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of the closing of the purchase and sale of such Exchangeable Share pursuant to such exercise of the Exchange Right or the Put Right, as the case may be, which price may be satisfied only by Akerna or Callco, as the case may be, delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing such Exchangeable Share Price. In connection with each exercise of the Exchange Right or the Put Right, Akerna or Callco, as the case may be, shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price. Upon payment by Akerna or Callco, as the case may be, of the Exchangeable Share Price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Exchangeco and Exchangeco shall cease to be obligated to pay any amount in respect of such dividends.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event and in respect of the Put Right, at any time, to instruct the Trustee to exercise the Exchange Right or the Put Right, as the case may be, with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary. In order to cause the Trustee to exercise the Exchange Right or the Put Right with respect to all or any part of the Exchangeable Shares registered in the name of a Beneficiary, such Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other place as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Akerna or Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the Business Corporations Act (Ontario), the articles of Exchangeco and such additional documents and instruments as Akerna, Exchangeco or the Trustee may reasonably require together with:

(a)	a duly completed form of notice of exercise of the Exchange Right or the Put Right, as the case may be, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right or the Put Right, as the case may be, so as to require Akerna or Callco to purchase from the Beneficiary the number of Exchangeable Shares specified therein; (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Akerna or Callco free and clear of all liens, claims, security interests and encumbrances; (iii) the names in which the certificates representing Akerna Shares issuable in connection with the exercise of the Exchange Right or the Put Right, as the case may be, are to be issued; and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and

(b)	payment (or evidence satisfactory to Akerna, Exchangeco and the Trustee of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement;

provided that if only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Akerna or Callco pursuant to the exercise of the Exchange Right or the Put Right, as the case may be, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

5.6	Delivery of Akerna Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which a Beneficiary desires Akerna or Callco to purchase pursuant to the exercise of the Exchange Right or the Put Right, as the case may be, together with a notice of exercise and such other documents and instruments specified by Section 5.5, the Trustee shall notify Akerna, Callco and Exchangeco of its receipt of the same, which notice to Akerna, Callco and Exchangeco shall constitute exercise of the Exchange Right or the Put Right, as the case may be, by the Trustee on behalf of such Beneficiary in respect of such Exchangeable Shares, and Akerna or Callco, as the case may be, shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration (as defined in the Exchangeable Share terms) deliverable in connection with such exercise of the Exchange Right or the Put Right, as the case may be; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to Akerna, Callco, Exchangeco and the Trustee of the payment of) the taxes (if any) payable as contemplated by Section 5.7 of this Agreement. Immediately upon the giving of notice by the Trustee to Akerna, Callco and Exchangeco of any exercise of the Exchange Right or the Put Right, as the case may be, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right or the Put Right, as the case may be, shall be deemed to have occurred, and the Beneficiary in respect of such Exchangeable Shares shall be deemed to have transferred to Akerna or Callco, as the case may be, all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchangeable Share Consideration in respect of such Exchangeable Shares, unless such Exchangeable Share Consideration is not delivered by Akerna or Callco, as the case may be, to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five (5) Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is so delivered. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with the closing of the transaction of purchase and sale contemplated by such exercise of the Exchange Right or the Put Right, as the case may be, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Akerna Shares delivered to it pursuant to such exercise of the Exchange Right or the Put Right, as the case may be.

5.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its retraction right under Section 6 of the Exchangeable Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6(a)(iii) of the Exchangeable Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Exchangeco, and provided that neither Akerna nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the retraction request delivered by the Beneficiary to Exchangeco pursuant to Section 6(a)(iv) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco hereby agrees with the Trustee, and in favour of the Beneficiary, promptly to notify the Trustee of such prohibition against Exchangeco and to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Exchangeco or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require Akerna or, at the option of Akerna, Callco to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

Upon any sale or transfer of Exchangeable Shares to Akerna pursuant to the exercise of the Exchange Right, the Put Right or the Automatic Exchange Right, the share certificate or certificates representing the Akerna Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary: (a) shall pay (and none of Akerna, Callco, Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes or duties that may be payable in respect of any sale or transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary including, without limitation, in the event that Exchangeable Shares are being delivered, sold or transferred in the name of a clearing service or depositary or a nominee thereof; or (b) shall have evidenced to the satisfaction of Akerna, Callco, Exchangeco and the Trustee that such taxes or duties (if any) have been paid.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Akerna and Exchangeco shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from Akerna or Exchangeco of the occurrence of an Insolvency Event, or upon the Trustee otherwise becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of Akerna (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Akerna, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	U.S. Securities Law Compliance and Listing of Akerna Shares

Akerna covenants and agrees that it shall: (a) file a registration statement (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) to register any and all of the Akerna Shares to be issued or delivered to holders of the Exchangeable Shares by Akerna or Callco (including, for greater certainty, pursuant to the Exchange Right, the Put Right or the Automatic Exchange Right); (b) cause the Registration Statement to become effective prior to the time that any Exchangeable Shares are first issued; and (c) cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding, in each case unless the issuance of such securities is exempt from any requirement for registration under the 1933 Act and all applicable state securities laws. Without limiting the generality of the foregoing, Akerna and Callco each covenant and agree that it shall make such filings and seek such regulatory consents and approvals as are necessary so that the Akerna Shares to be issued or delivered to holders of Exchangeable Shares by Akerna or Callco pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and shall ensure that the Akerna Shares will not be “restricted securities” within the meaning of Rule 144 under the 1933 Act. Akerna will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Akerna Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Support Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Akerna Shares have been listed by Akerna and remain listed and are quoted or posted for trading at such time.

5.11	Akerna Shares

Akerna hereby represents, warrants and covenants that the Akerna Shares deliverable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of Akerna

(1)	Akerna shall give the Trustee written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(a)	in the event of any determination by the board of directors of Akerna to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Akerna or to effect any other distribution of assets of Akerna among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of: (A) receipt by Akerna of notice of; and (B) Akerna otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Akerna or to effect any other distribution of assets of Akerna among its shareholders for the purpose of winding up its affairs, in each case where Akerna has failed to contest in good faith any such proceeding commenced in respect of Akerna within 30 days of becoming aware thereof; and

(c)	definitive documents respecting any Akerna Control Transaction (other than a transaction contemplated by Section 10.4) are entered into by Akerna and the board of directors of Akerna determines in good faith that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Akerna Control Transaction.

(2)	As soon as practicable following receipt by the Trustee from Akerna of notice of a Liquidation Event, the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided by Akerna to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for Akerna Shares provided for in Section 5.12(3) (the “Automatic Exchange Right”).

(3)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Akerna Shares in the distribution of assets of Akerna in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Akerna and its affiliates) shall be automatically exchanged for Akerna Shares. To effect such automatic exchange, Akerna shall purchase each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall sell each Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to the Exchangeable Share Price immediately prior to the Liquidation Event Effective Date, which price shall be satisfied in full by Akerna delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price. For greater certainty, the Beneficiary shall upon delivery of the Exchangeable Share Consideration cease to have any rights to be paid by Exchangeco any amount in respect of declared and unpaid dividends on the Exchangeable Shares.

(4)	The closing of the transaction of purchase and sale contemplated by any exercise of the Automatic Exchange Right shall be deemed to have occurred at the close of business on the Business Day immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to Akerna all of such Beneficiary’s right, title and interest in and to the Exchangeable Shares held by such Beneficiary free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from Exchangeco shall be deemed to be satisfied and discharged, and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Akerna shall deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary, the Exchangeable Share Consideration deliverable to such Beneficiary upon such exercise of the Automatic Exchange Right. Concurrently with each such Beneficiary ceasing to be a holder of Exchangeable Shares, such Beneficiary shall be considered and deemed for all purposes to be the holder of the Akerna Shares included in the Exchangeable Share Consideration to be delivered to such Beneficiary and the certificates held by such Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Akerna pursuant to the exercise of the Automatic Exchange Right shall thereafter be deemed to represent the Akerna Shares issued to such Beneficiary by Akerna pursuant to the exercise of the Automatic Exchange Right. Upon the request of any Beneficiary and the surrender by such Beneficiary of Exchangeable Share certificates deemed to represent Akerna Shares, duly endorsed in blank and accompanied by such instruments of transfer as Akerna may reasonably require, Akerna shall deliver or cause to be delivered to such Beneficiary certificates representing the Akerna Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

Akerna, Callco, Exchangeco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Akerna Shares such amounts as Akerna, Callco, Exchangeco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of federal, provincial, territorial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Akerna, Callco, Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Akerna, Callco, Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Akerna, Callco, Exchangeco or the Trustee, as the case may be, shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

5.14	No Fractional Shares

A holder of an Exchangeable Share shall not be entitled to any fraction of an Akerna Share upon the exercise of the Exchange Right, the Put Right or Automatic Exchange Right hereunder and no certificates representing any such fractional interest shall be issued and the number of Akerna Shares to be received by any such holder otherwise entitled to a fractional interest shall be rounded to the nearest whole Akerna Share (with fractions equal to or greater than 0.5 being rounded up).

Article 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Special Voting Share from Akerna as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes on the direction and behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and Put Right from Akerna and Callco, and the Automatic Exchange Right from Akerna, as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)	exercising the Exchange Right and Put Right and enforcing the benefit of the Automatic Exchange Right, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries any requisite documents and distributing to such Beneficiaries the Exchangeable Share Consideration to which such Beneficiaries are entitled pursuant to the exercise of the Exchange Right, the Put Right or the Automatic Exchange Right, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Akerna, Callco and Exchangeco under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement to be carried out by the Trustee.

(2)	In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

(3)	The Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Akerna, Callco and Exchangeco that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the courts of Ontario for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(1)	(a) Each of Akerna, Callco and Exchangeco irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Akerna Shares; and

(b)	requisition, from time to time, from any such registrar or transfer agent, any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

(2)	Each of Akerna and Callco irrevocably authorizes its respective registrar and Transfer Agent to comply with all such requests and covenants that it shall supply the Trustee or its transfer agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Akerna Shares hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Beneficiaries pursuant thereto, in each case pursuant to the provisions hereof or of the Exchangeable Share Provisions or otherwise.

6.4	Books and Records

The Trustee shall keep available for inspection during regular business hours by Akerna, Callco and Exchangeco at the Trustee’s principal office in Calgary, Alberta correct and complete books and records of account relating to the Trust created by, and Trustee’s actions under, this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right, the Put Right and the Automatic Exchange Right. On or before March 31, 2021, and on or before March 31 in every year thereafter, so long as the Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Akerna, Callco and Exchangeco a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of any Exchange Right or Put Right, as the case may be, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance and delivery by Akerna or Callco of Akerna Shares in connection with the Exchange Right or Put Right, as the case may be, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law, by any court, tribunal, government, governmental or regulatory agency or public official, or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors (who may be experts or advisors to Akerna, Callco and/or Exchangeco) as the Trustee considers necessary or advisable. If requested by the Trustee, Akerna shall retain or caused to be retained qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

(1)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Exchange Right and the Automatic Exchange Right pursuant to Article 5.

(2)	None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

(1)	Akerna, Callco and/or Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Akerna, Callco and/or Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Akerna, Callco and/or Exchangeco promptly if and when:

(a)	such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Akerna, Callco and/or Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)	Such evidence shall consist of an Officer’s Certificate of Akerna, Callco and/or Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

(3)	Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of Akerna, Callco and/or Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by such person; provided, however, that if such report or opinion is furnished by a director, officer or employee of Akerna, Callco and/or Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(a)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by Akerna, Callco and/or Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys or as otherwise agreed upon in writing by the Trustee and Exchangeco, provided that such securities are stated to mature within two years after their purchase by the Trustee and the Trustee shall so invest such money on the written direction of Exchangeco. Pending the investment of any money as herein provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Exchangeco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided and all interest on monies held by or on behalf of the Trustee shall be for the account of Exchangeco and held by the Trustee for the benefit of Exchangeco.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Akerna, Callco and/or Exchangeco or of the respective directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall have the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation or regulation. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or antiterrorist legislation or regulation, then it shall have the right to resign on fifteen days written notice to the other parties to this Agreement, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such fifteen day period, such resignation shall not be effective.

6.14	Authority to Carry on Business

The Trustee represents to Akerna, Callco and Exchangeco that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in the provinces of Alberta and British Columbia but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right, the Put Right and the Automatic Exchange Right and the other rights granted in or resulting from the Trustee being a party to this Agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province or territory of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(1)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, the Put Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Put Right, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Voting Rights, Exchange Right, Put Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either: (a) is not intended to be used by or on behalf of any third party; or (b) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

Article 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Akerna, Callco and Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and shall reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes (other than taxes based on the net income or capital of the Trustee), fees paid to legal counsel and other experts and advisors and agents and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, in each case reasonably incurred by the Trustee in connection with its duties under this Agreement; provided, however, that Akerna, Callco and Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence, recklessness or wilful misconduct.

Article 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(1)	Akerna, Callco and Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without bad faith, fraud, gross negligence, recklessness or wilful misconduct on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Akerna, Callco or Exchangeco pursuant hereto.

(2)	The Trustee shall promptly notify Akerna, Callco and Exchangeco of a claim or of any action commenced against any Indemnified Parties promptly after the Trustee or any of the Indemnified Parties shall have received written assertion of such a claim or action or have been served with a summons or other first legal process giving information as to the nature and basis of the claim or action; provided, however, that the omission to so notify Akerna, Callco or Exchangeco shall not relieve Akerna, Callco or Exchangeco of any liability which any of them may have to any Indemnified Party except to the extent that any such delay prejudices the defence of any such claim or action or results in any increase in the liability which Akerna, Callco or Exchangeco have under this indemnity. Subject to (ii) below, Akerna, Callco and Exchangeco shall be entitled to participate at their own expense in the defence and, if Akerna, Callco and Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Akerna, Callco or Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Akerna, Callco or Exchangeco and the Trustee shall have been advised by counsel acceptable to Akerna, Callco and Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Akerna, Callco or Exchangeco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Akerna, Callco and Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the bad faith, fraud, gross negligence, recklessness or willful misconduct on the part of the Trustee.

Article 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Akerna, Callco and Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Akerna, Callco and Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Akerna, Callco and Exchangeco shall promptly appoint a successor trustee, which successor trustee shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in one or more provinces and territories of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Akerna, Callco and Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Akerna, Callco and Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that such removal shall not take effect until the date of acceptance of appointment by the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Akerna, Callco and Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Akerna, Callco and Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Akerna, Callco, Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Akerna, Callco and Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Akerna, Callco or Exchangeco shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Akerna, Callco and Exchangeco.

Article 10
AKERNA SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Akerna or its affiliates are outstanding, Akerna shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale for otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “Akerna Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Akerna Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Akerna Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Akerna under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to substantially preserve and not impair any of the rights, duties, powers and authorities of the Trustee or the holders of the Exchangeable Shares.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the parties, if required by Section 10.1, shall execute and deliver the supplemental trust agreement provided for in Section 10.1(a) and thereupon the Akerna Successor and such other person that may then be the issuer of the Akerna Shares shall possess and from time to time may exercise each and every right and power of Akerna under this Agreement in the name of Akerna or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Akerna or any officers of Akerna may be done and performed with like force and effect by the directors or officers of such Akerna Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing: (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Akerna (other than Exchangeco or Callco) with or into Akerna; (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Akerna (other than Exchangeco or Callco), provided that all of the assets of such subsidiary are transferred to Akerna or another wholly-owned direct or indirect subsidiary of Akerna; (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Akerna among the shareholders of such subsidiary for the purpose of winding up its affairs; and (d) any such transactions which are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of an Akerna Control Transaction:

(a)	in which Akerna merges or amalgamates with, or in which all or substantially all of the then outstanding Akerna Shares are acquired by, one or more other corporations to which Akerna is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding Akerna Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Akerna Control Transaction, owns or controls, directly or indirectly, Akerna;

then: (i) all references herein to “Akerna” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Akerna Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement or the exchange of such shares pursuant to this Agreement immediately subsequent to the Akerna Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Plan of Arrangement, or the exchange of such shares pursuant to this Agreement had occurred immediately prior to the Akerna Control Transaction and the Akerna Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Akerna shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

Article 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Section 11.2, 11.4 and 13.1 this Agreement may not be amended or modified except by an agreement in writing executed by Akerna, Callco, Exchangeco and the Trustee and approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Akerna, Callco and Exchangeco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	evidencing the succession of Akerna Successors and the covenants of and obligations assumed by each such Akerna Successor in accordance with the provisions of Article 10;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Akerna, Callco and Exchangeco and in the opinion of the Trustee it may be expedient to make, provided that each such board of directors and the Trustee shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the Beneficiaries; or

(d)	making such changes or corrections which, on the advice of counsel to Akerna, Callco, Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each such board of directors and the Trustee shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the Beneficiaries.

11.3	Meeting to Consider Amendments

Exchangeco, at the request of Akerna, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of Exchangeco, the Exchangeable Share Provisions and all applicable laws.

11.4	Changes in Capital of Akerna and Exchangeco

Notwithstanding the provisions of Section 11.1, at all times after the occurrence of any event contemplated pursuant to Sections 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Akerna Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Akerna Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. Notwithstanding the provisions of Section 11.1, from time to time Akerna, Callco and Exchangeco (in each case, when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of Akerna Successors and the covenants of and obligations assumed by each such Akerna Successor in accordance with the provisions of Article 10 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right, the Put Right or the Automatic Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Akerna, Callco, Exchangeco, the Trustee or this Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby; provided that, in the opinion of the Trustee, relying on the advice of counsel, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

Article 12
TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Akerna, Callco and Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11(b) of the Exchangeable Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

Article 13
GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Escrow Agreement

Notwithstanding any other provision hereof, the parties hereto acknowledge and agree that the Exchangeable Shares and Akerna Shares are, as at the date hereof, subject to the terms and conditions of the Escrow Agreement (as defined in the Arrangement Agreement), and for so long as such shares continue to be subject to the Escrow Agreement, any transfer or exchange of Exchangeable Shares pursuant to this Agreement will be made subject to the Escrow Agreement and any Exchangeable Share Consideration issued in respect of Exchangeable Shares will be subject to the Escrow Agreement.

13.3	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.4	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)	In the case of Akerna, at the following address:

Akerna Corp.
1601 Arapahoe Street
Denver, CO 80202

Attention:	John Fowle, Chief Financial Officer
Email:	john.fowle@akerna.com

with copies (which shall not constitute notice) to:

Dentons Canada LLP
15th Floor, Bankers Court, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Attention:	Bennett Wong
Email:	Bennett.Wong@dentons.com

(b)	In the case of Callco or Exchangeco, at the following addresses:

Akerna Corp.

1601 Arapahoe Street

Denver, CO 80202

Attention:	John Fowle, Chief Financial Officer
Email:	john.fowle@akerna.com

with copies (which shall not constitute notice) to:

Dentons Canada LLP
15th Floor, Bankers Court, 850 – 2nd Street S.W.
Calgary, Alberta T2P 0R8

Attention:	Bennett Wong
Email:	bennett.wong@dentons.com

(c)	In the case of Trustee, at the following addresses:

Odyssey Trust Company
1230, 300 5th Ave S.W.
Calgary, Alberta T2P 3C4

Attention:	VP, Corporate Trust
Email:	corptrust@odysseytrust.com

and such notice or other communication shall be deemed to have been given and received: (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery; or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

13.5	Notice to Beneficiaries

Any notice, request or other communication to be given to a Beneficiary shall be given or sent to the address of the holder recorded in the securities register of Exchangeco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder, in any manner permitted by the articles of Exchangeco, and shall be deemed received at the time specified by such articles. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

13.6	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.7	Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.8	Attornment

Each of Akerna, Callco, Exchangeco and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and Akerna hereby appoints Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AKERNA CORP.

By:	/s/ John Fowle
Name: John Fowle
Title: Chief Financial Officer

Akerna Canada Ample Exchange Inc.

By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

Akerna Canada Holdings Inc.

By:	/s/ Jessica Billingsley
Name: Jessica Billingsley
Title: Chief Executive Officer

Odyssey Trust Company

By:	/s/ Dan Sander
Name: Dan Sander
Title: Shareholder Representative

By:	/s/ Amy Douglas
Name: Amy Douglas
Title: Shareholder Representative

[Voting and Exchange Trust Agreement]